Exhibit 99.1

Kinsale Capital Group Reports First Quarter 2025 Results
Richmond, VA, April 24, 2025 - Kinsale Capital Group, Inc. (NYSE: KNSL) reported net income of $89.2 million, $3.83 per diluted share, for the first quarter of 2025 compared to $98.9 million, $4.24 per diluted share, for the first quarter of 2024. Net income included after-tax catastrophe losses of $17.8 million in the first quarter of 2025 and $0.5 million in the first quarter of 2024. Net operating earnings(1) were $86.4 million, $3.71 per diluted share, for the first quarter of 2025 compared to $81.6 million, $3.50 per diluted share, for the first quarter of 2024.
Highlights for the quarter included:
•Diluted earnings per share decreased by 9.7% to $3.83 compared to the first quarter of 2024
•Diluted operating earnings(1) per share increased by 6.0% to $3.71 compared to the first quarter of 2024
•Gross written premiums increased by 7.9% to $484.3 million compared to the first quarter of 2024
•Net investment income increased by 33.1% to $43.8 million compared to the first quarter of 2024
•Underwriting income(2) was $67.5 million in the first quarter of 2025, resulting in a combined ratio(5) of 82.1%
•Annualized operating return on equity(7) was 22.5% for the three months ended March 31, 2025

“Our business continues to produce exceptional profitability through the market cycle. We remain confident in our ability to deliver sustainable long-term value for stockholders as we execute our strategy of disciplined underwriting and technology-enabled expense management,” said Chairman and Chief Executive Officer, Michael P. Kehoe.
Results of Operations
Underwriting Results
Gross written premiums were $484.3 million for the first quarter of 2025 compared to $448.6 million for the first quarter of 2024, an increase of 7.9%. Gross written premiums in the Commercial Property Division, the Company's largest division, decreased 18.4% relative to the prior year period due to rate declines and an increasingly competitive environment including from standard carriers. Excluding the Commercial Property Division, gross written premiums grew 16.7%.
Underwriting income(2) was $67.5 million, resulting in a combined ratio(5) of 82.1% for the first quarter of 2025, compared to $65.1 million and a combined ratio(5) of 79.5% for the same period last year. The increase in underwriting income(2) was largely due to continued growth in the business offset in part by higher catastrophe losses incurred. Loss(3) and expense(4) ratios were 62.1% and 20.0%, respectively, for the first quarter of 2025 compared to 58.8% and 20.7% for the first quarter of 2024. Results for the first quarter of 2025 and 2024 included net favorable development of loss reserves from prior accident years of $14.6 million, or 3.9 points, and $8.4 million, or 2.7 points, respectively. The loss ratio for the first quarter of 2025 included 6.0 points of net catastrophe losses, primarily related to the Palisades Fire. The loss ratio for the first quarter of 2024 included 0.2 points of net catastrophe losses.

Summary of Operating Results
The Company’s operating results for the three months ended March 31, 2025 and 2024 are summarized as follows:

	Three Months Ended March 31,
	2025	2024
	($ in thousands)
Gross written premiums	$484,275	$448,644
Ceded written premiums	(102,570)	(97,590)
Net written premiums	$381,705	$351,054

Net earned premiums	$365,790	$309,518
Fee income	9,559	8,092
Losses and loss adjustment expenses	232,976	186,786
Underwriting, acquisition and insurance expenses	74,912	65,753
Underwriting income(2)	$67,461	$65,071

Loss ratio(3)	62.1%	58.8%
Expense ratio(4)	20.0%	20.7%
Combined ratio(5)	82.1%	79.5%

Annualized return on equity(6)	23.3%	35.1%
Annualized operating return on equity(7)	22.5%	28.9%
(1)     Net operating earnings is a non-GAAP financial measure. See discussion of "Non-GAAP Financial Measures" below.
(2)    Underwriting income is a non-GAAP financial measure. See discussion of "Non-GAAP Financial Measures" below.
(3)    Loss ratio, expressed as a percentage, is the ratio of losses and loss adjustment expenses to the sum of net earned premiums and fee income.
(4)    Expense ratio, expressed as a percentage, is the ratio of underwriting, acquisition and insurance expenses to the sum of net earned premiums and fee income.
(5)    The combined ratio is the sum of the loss ratio and expense ratio as presented. Calculations of each component may not add due to rounding.
(6)    Annualized return on equity is net income expressed on an annualized basis as a percentage of average beginning and ending stockholders’ equity during the period.
(7)    Annualized operating return on equity is net operating earnings expressed on an annualized basis as a percentage of average beginning and ending stockholders’ equity during the period.

The following tables summarize losses incurred for the current accident year and the development of prior accident years for the three months ended March 31, 2025 and 2024:

	Three Months Ended March 31, 2025		Three Months Ended March 31, 2024
	Losses and Loss Adjustment Expenses	% of Sum of Earned Premiums and Fee Income	Losses and Loss Adjustment Expenses	% of Sum of Earned Premiums and Fee Income
Loss ratio:	($ in thousands)
Current accident year	$225,047	60.0%	$194,654	61.3%
Current accident year - catastrophe losses	22,578	6.0%	578	0.2%
Effect of prior accident year development	(14,649)	(3.9)%	(8,446)	(2.7)%
Total	$232,976	62.1%	$186,786	58.8%

Investment Results
Net investment income was $43.8 million in the first quarter of 2025 compared to $32.9 million in the first quarter of 2024, an increase of 33.1%. This increase was driven by growth in the Company's investment portfolio generated largely from the investment of strong operating cash flows. Net operating cash flows were $229.8 million in the first quarter of 2025 compared to $210.4 million in the first quarter of 2024, an increase of 9.2%. The Company’s investment portfolio had an annualized gross investment return(8) of 4.3% for both the first quarter of 2025 and 2024. Funds are generally invested conservatively in high quality securities with an average credit quality of "AA-" and the weighted average duration of the fixed-maturity investment portfolio, including cash equivalents, was 3.0 years at both March 31, 2025 and December 31, 2024. Cash and invested assets totaled $4.3 billion at March 31, 2025 and $4.1 billion at December 31, 2024.
(8)    Gross investment return is investment income from fixed-maturity and equity securities (and short-term investments, if any), before any deductions for fees and expenses, expressed as a percentage of average beginning and ending book values of those investments during the period.
Other
The effective tax rates for the three months ended March 31, 2025 and 2024 were 20.6% and 14.6%, respectively. In the first quarter of 2025 and 2024, the effective tax rates were lower than the federal statutory rate of 21% primarily due to the tax benefits from stock-based compensation, including stock options exercised, and from tax-exempt investment income. The effective tax rate was higher for the three months ended March 31, 2025 compared to the same period in 2024 due primarily to a lower volume of stock option exercises.
Stockholders' equity was $1.6 billion at March 31, 2025 compared to $1.5 billion at December 31, 2024. Book value per share was $67.92 at March 31, 2025 compared to $63.75 at December 31, 2024. Annualized operating return on equity(7) was 22.5% for the first quarter of 2025, a decrease from 28.9% for the first quarter of 2024. The decrease was due primarily to higher average stockholders' equity and higher net catastrophe losses primarily related to the Palisades Fire. Average stockholders' equity increased as a result of profitable growth and an increase in the fair value of our fixed-income portfolio.
Share Repurchases
During the first quarter of 2025, the Company repurchased 23,348 shares of its common stock in the open market at an average price of $428.28 per share for a total cost of $10.0 million.

Non-GAAP Financial Measures
Net Operating Earnings
Net operating earnings is defined as net income excluding the effects of the change in the fair value of equity securities, after taxes, net realized investment gains and losses, after taxes, and change in allowance for credit losses on investments, after taxes. Management believes the exclusion of these items provides a useful comparison of the Company's underlying business performance from period to period. Net operating earnings and percentages or calculations using net operating earnings (e.g., diluted operating earnings per share and annualized operating return on equity) are non-GAAP financial measures. Net operating earnings should not be viewed as a substitute for net income calculated in accordance with GAAP, and other companies may define net operating earnings differently.
For the three months ended March 31, 2025 and 2024, net income and diluted earnings per share reconcile to net operating earnings and diluted operating earnings per share as follows:

	Three Months Ended March 31,
	2025	2024
	($ in thousands, except per share data)
Net operating earnings:
Net income	$89,227	$98,941
Adjustments:
Change in the fair value of equity securities, before taxes	(3,038)	(18,053)
Income tax expense (1)	638	3,791
Change in fair value of equity securities, after taxes	(2,400)	(14,262)

Net realized investment gains, before taxes	(537)	(3,866)
Income tax expense (1)	113	812
Net realized investment gains, after taxes	(424)	(3,054)

Change in allowance for credit losses on investments, before taxes	20	(10)
Income tax (benefit) expense (1)	(4)	2
Change in allowance for credit losses on investments, after taxes	16	(8)
Net operating earnings	$86,419	$81,617

Diluted operating earnings per share:
Diluted earnings per share	$3.83	$4.24
Change in the fair value of equity securities, after taxes, per share	(0.10)	(0.61)
Net realized investment gains, after taxes, per share	(0.02)	(0.13)
Diluted operating earnings per share(2)	$3.71	$3.50

Operating return on equity:
Average equity(3)	$1,533,268	$1,128,901
Annualized return on equity(4)	23.3%	35.1%
Annualized operating return on equity(5)	22.5%	28.9%
(1)     Income taxes on adjustments to reconcile net income to net operating earnings use a 21% effective tax rate.
(2)     Diluted operating earnings per share may not add due to rounding.

(3)    Average equity is computed by adding the total stockholders' equity as of the date indicated to the prior quarter-end or year-end total, as applicable, and dividing by two.
(4)    Annualized return on equity is net income expressed on an annualized basis as a percentage of average beginning and ending stockholders' equity during the period.
(5)    Annualized operating return on equity is net operating earnings expressed on an annualized basis as a percentage of average beginning and ending stockholders' equity during the period.
Underwriting Income
Underwriting income is defined as net income excluding net investment income, the change in the fair value of equity securities, net realized investment gains and losses, change in allowance for credit losses on investments, interest expense, other expenses, other income and income tax expense. The Company uses underwriting income as an internal performance measure in the management of its operations because the Company believes it gives management and users of the Company's financial information useful insight into the Company's results of operations and underlying business performance. Underwriting income should not be viewed as a substitute for net income calculated in accordance with GAAP, and other companies may define underwriting income differently.
For the three months ended March 31, 2025 and 2024, net income reconciles to underwriting income as follows:

	Three Months Ended March 31,
	2025	2024
	(in thousands)
Net income	$89,227	$98,941
Income tax expense	23,084	16,926
Income before income taxes	112,311	115,867
Net investment income	(43,819)	(32,933)
Change in the fair value of equity securities	(3,038)	(18,053)
Net realized investment gains	(537)	(3,866)
Change in allowance for credit losses on investments	20	(10)
Interest expense	2,538	2,422
Other expenses (6)	660	1,963
Other income	(674)	(319)
Underwriting income	$67,461	$65,071
(6)    Other expenses includes primarily corporate expenses not allocated to the Company's insurance operations.

Conference Call
Kinsale Capital Group will hold a conference call to discuss this press release on Friday, April 25, 2025 at 9:00 a.m. (Eastern Time). Members of the public may access the conference call by dialing (800) 715-9871, conference ID# 6520221, or via the Internet by going to www.kinsalecapitalgroup.com and clicking on the "Investor Relations" link. A replay of the call will be available on the website until the close of business on May 23, 2025.
Forward-Looking Statements
This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. In some cases, such forward-looking statements may be identified by terms such as "anticipates," "estimates," "expects," "intends," "plans," "predicts," "projects," "believes," "seeks," "outlook," "future," "will," "would," "should," "could," "may," "can have," "prospects" or similar words. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Although it is not possible to identify all of these risks and factors, they include, among others, the following: inadequate loss reserves to cover the Company's actual losses; inherent uncertainty of models resulting in actual losses that are materially different than the Company's estimates; adverse economic factors; a decline in the Company's financial strength rating; loss of one or more key executives; loss of a group of brokers that generate significant portions of the Company's business; failure of any of the loss limitations or exclusions the Company employs, or change in other claims or coverage issues; adverse performance of the Company's investment portfolio; adverse market conditions that affect its excess and surplus lines insurance operations; and other risks described in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this release and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

About Kinsale Capital Group, Inc.
Kinsale Capital Group, Inc. is a specialty insurance group headquartered in Richmond, Virginia, focusing on the excess and surplus lines market.
Contact
Kinsale Capital Group, Inc.
Bryan Petrucelli
Executive Vice President, Chief Financial Officer and Treasurer
804-289-1272
ir@kinsalecapitalgroup.com

KINSALE CAPITAL GROUP, INC. AND SUBSIDIARIES
Unaudited Consolidated Statements of Income and Comprehensive Income

	Three Months Ended March 31,
	2025	2024
Revenues	(in thousands, except per share data)
Gross written premiums	$484,275	$448,644
Ceded written premiums	(102,570)	(97,590)
Net written premiums	381,705	351,054
Change in unearned premiums	(15,915)	(41,536)
Net earned premiums	365,790	309,518
Fee income	9,559	8,092
Net investment income	43,819	32,933
Change in the fair value of equity securities	3,038	18,053
Net realized investment gains	537	3,866
Change in allowance for credit losses on investments	(20)	10
Other income	674	319
Total revenues	423,397	372,791

Expenses
Losses and loss adjustment expenses	232,976	186,786
Underwriting, acquisition and insurance expenses	74,912	65,753
Interest expense	2,538	2,422
Other expenses	660	1,963
Total expenses	311,086	256,924
Income before income taxes	112,311	115,867
Total income tax expense	23,084	16,926
Net income	89,227	98,941

Other comprehensive income (loss)
Change in net unrealized losses on available-for-sale investments, net of taxes	26,382	(9,940)
Total comprehensive income	$115,609	$89,001

Earnings per share:
Basic	$3.85	$4.28
Diluted	$3.83	$4.24

Weighted-average shares outstanding:
Basic	23,170	23,108
Diluted	23,313	23,335

KINSALE CAPITAL GROUP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets

	March 31, 2025	December 31, 2024
Assets	(in thousands)
Investments:
Fixed-maturity securities at fair value	$3,716,253	$3,537,563
Equity securities at fair value	433,077	398,359
Real estate investments, net	15,045	15,045
Short-term investments	38,816	3,714
Total investments	4,203,191	3,954,681

Cash and cash equivalents	142,026	113,213
Investment income due and accrued	27,146	27,366
Premiums receivable, net	148,565	140,027
Reinsurance recoverables, net	374,115	337,891
Ceded unearned premiums	54,073	52,736
Deferred policy acquisition costs, net of ceding commissions	112,313	109,263
Intangible assets	3,538	3,538
Deferred income tax asset, net	50,313	60,215
Other assets	99,719	87,774
Total assets	$5,214,999	$4,886,704

Liabilities & Stockholders' Equity
Liabilities:
Reserves for unpaid losses and loss adjustment expenses	$2,470,643	$2,285,668
Unearned premiums	845,701	828,449
Payable to reinsurers	44,766	43,959
Accounts payable and accrued expenses	22,962	55,159
Debt	184,191	184,122
Other liabilities	63,761	5,786
Total liabilities	3,632,024	3,403,143

Stockholders' equity	1,582,975	1,483,561
Total liabilities and stockholders' equity	$5,214,999	$4,886,704